NeuraMetrix

NeuraMetrix uses our strongest habit, typing, to monitor brain health by enabling measurement of disease, diagnosis, and effect of treatment for neurological diseases and psychiatric disorders. It may aid doctors and researchers and give pharma early signals of whether a drug can succeed.

Invest

$99 minimum investment

DEADLINE: October 17, 2023

in 2 months

SHARE PRICE

$9

TOTAL RAISED

$0

VALUATION

$9,357,534

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

NeuraMetrix is a startup with four people, geographically spread, with several key opinion leaders as advisors.

We discovered using typing cadence to measure brain health and detect neurological diseases and mental health disorders. We built a remote monitoring, non-invasive tool able to detect and monitor diseases. The technology involves only internet and software, enabling high margins.

We currently market primarily to pharma companies and receive orders from research institutions, such as Boston University and Harvard. They use our technology in clinical trials. With regulatory permissions, we plan to target hospitals, clinics, and medical researchers. Eventually, we may also pursue a consumer market.


neurametrix
Measuring Brain Health



OUR STORY

Both co-founders' fathers passed away due to the lack of treatments for brain disease or injury.

Both of us have a background in data security and set out to rid the world of passwords, using typing cadence. We had developed a working product and one day a person said "I bet you that can also be used to detect Alzheimer's." We then met Bob Mahley (Founder, Gladstone Institutes and its president for 35 years, 30 years' work in Alzheimer's and mentor of the 2012 Nobel winner, Shinya Yamanaka, who discovered that mature cells could revert to pluripotent stem cells, which in turn can become any type of cell, to replace any damaged cells). Bob Mahley said:

"We have been looking for this for 30 years!"

Later, in a larger meeting, he said:

"I don't think we can defeat Alzheimer's without this technology."

With that, our mission in life was clear.

PROBLEM

Large numbers of people suffer from and ultimately die from Alzheimer's, Parkinson's and other brain diseases, after years of agony. You probably know somebody who has succumbed to these diseases. Did you know 20-60% of treatments in psychiatry do not work? That neurological diseases and mental problems are now among the largest causes of disease and death? These diseases are terrible, because they rob us of who we are.

The problem is a lack of good measurements. You cannot stick a barometer into your brain and get a useful readout; **without good measurements, good treatments cannot be developed.** Peter Thiel, German-American billionaire entrepreneur, venture capitalist, and political activist, recently lamented the decades-long lack of progress against Alzheimer's. The main medicine used today for Parkinson's was introduced 40 years ago.

SOLUTION

We have found what we believe is the closest thing to a barometer into your brain. It is something most of us do a lot – **typing.**

Typing is by far our strongest habit, thus hardwired in our brains. When the brain is attacked by a disease or injured, the wiring can break – but very slowly and in small increments.

We created a tool to measure the consistency of typing, thus, the strength of the habit. We then correlated it to disease and found it could very accurately measure disease. Furthermore, the tool can also create 'fingerprints' of diseases, thereby potentially enabling significant improvement of diagnosis – a large problem in both neurology and psychiatry.

Our product operates solely in the background: a patient installs a small software on his/her device (PC, Smartphone) which records data on all keystrokes (no test is used). The product works across languages and alphabets. Our backend and data display for pharma or researchers is completely self-service. With our background in data security, we believe we have devised a product without privacy issues or risk of hacking.

- Our technology is well protected by 7 patents issued: 4 in US, 1 in Australia, 1 in Japan, and 1 in EU ('Intention to grant upon payments of fees', received from EU Patent office), and 2 non-provisional applications filed in US.

Our Solution – Patient Centric Individualized Approach


A novel and highly precise digital biomarker to detect and monitor a range of Neurological diseases and Psychiatric disorders
Healthy Patient
Parkinson's Patient


Our Solution – Mobile Application
"Under Development"
Keyboard Size
Spacebar
Minimal
Large
Original
Small
Fleksy Virtual Keyboard
Language
English (United States)
Tip: Swipe left or right on the spacebar to change language.
DOWNLOAD OTHER LANGUAGES
Albanian
Arabic
Bulgarian
Catalan (Spain)
Croatian

BUSINESS MODEL

Our business is all B2B, we charge:

- pharma customers $100 per subject (patients or healthy controls) per month all inclusive.
- clinics and research institutions $100 per subject, with fees for additional work.

MARKET

Total addressable market (TAM): $26 billion

The global neurological biomarkers market was valued at $6.9 billion in 2022 and is slated to reach $21.5 billion by 2030 at a CAGR of 6.3%.
(Research and Markets)

The global digital mental health market was valued at $19.5 billion in 2022 and is projected to grow from $23.45 billion in 2023 to 71.1 billion by 2030 at a CAGR of 20.3%.
(Market Research Future)

SUCCESS TO DATE


Growth / Progress
NM
Jan 2019
FDA
Breakthrough Medical Device Designation
Designated Breakthrough Device
May 2019
CE mark for Europe
CE Mark
Summer 2020
Patents approved in US and Australia
Fall 2020
First paying customer
Jan 2021
Article in Journal of Huntington's Disease
Spring 2021
Selected for Boston University's Precision Brain Health Initiative
Summer 2021
Major pharma running pilot test with NeuraMetrix
Fall 2021
Patents approved in US and Japan
Fall 2022
First contract with Harvard
Spring 2023
Patent approved in EU
Today
29 qualified leads for clinical studies for pharma with 3 nearing close
Today
NeuraMetrix' database reaches 1.2B data points

PRESS

- **Medical Device and Diagnostics Industry (MDDI)**
  Bright Ideas in Neurological Devices
- **Finscreener**
  Interview with NeuraMetrix - a digital brain health measuring biomarker
- **Digital Health Buzz**
  NeuraMetrix and the Huntington Center Ulm Publish a Research Article on Monitoring Huntington Disease
- **Harvard Business School Alumni Bulletin**
  Your Keyboard is Listening
- **IEEE Spectrum**
  Tech Watches You for Digital Symptoms of Brain Disorders
- **SharpBrains**
  Jan Samzelius, CEO of Brainnovations Winner NeuraMetrix, encourages pioneers to focus on "simple, elegant solutions to big problems"

TEAM

Founders



Jan Samzelius
Co-founder, CEO & CTO

30+ years in management, quantitative methods, inventor typing cadence.



Christian Olsson
Co-Founder & VP Marketing

Leadership role in six startups.

Executive Team



Susan DiGiaimo
EVP Strategic Partnerships

BD executive and digital health/life sciences strategist with 20+ years of experience within and for Sanofi, Health-Tech startups, and CRO's.



Oleg Salyakhov
VP Engineering

TOP data security developer in the world, worked for leading game publishing and major HW companies.

Scientific Advisory Board



Robert W. Mahley, MD, PhD

Scientific Advisor

Founder and President, Gladstone Institutes, San Francisco, CA
Internationally known expert on heart disease, cholesterol metabolism and Alzheimer's.



Terence (Terry) C. Burns, MD, PhD

Scientific Advisor

Professor of Neuroscience and Neurosurgery, Mayo Clinic, Rochester, MN
Focus on brain tumors and translation of neuroregenerative therapies.



G. Bernhard Landwehrmeyer, MD, PhD

Scientific Advisor

Professor of Neurology "Clinical Neurobiology", Universität Ulm, Ulm, Germany. Renowned expert in Huntington's disease (HD), and Global PI at Enroll-HD study.

USE OF PROCEEDS

If the offering's maximum amount of $1,206,000 is raised:

Use	Value	% of Proceeds
Personnel	$440,000	36.5%
Travel	$50,000	4.1%
Conferences	$80,000	6.6%
Product Development incl Fleksy	$100,000	8.3%
Data-Storage & Scale	$50,000	4.1%
Research Studies	$100,000	8.3%
Translations to other languages	$20,000	1.7%
Regulatory / eQMS	$150,000	12.4%
Legal + patents	$100,000	8.3%
Marketing	$50,000	4.1%
Office Materials	$6,906	0.6%
Intermediary fees	$59,094	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in NeuraMetrix, Inc.. This offering must raise at least $10,000 by October 17, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. NeuraMetrix may issue additional securities to raise up to $1,206,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,173,726 shares
× $9 per share

$10,563,534 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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UPDATES

Aug 16, 2023 • Primary offering of 134,000 shares at $9

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